Exhibit (m)(2)


                   DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                  OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

                               FOR CLASS S SHARES

        1. This Distribution and Shareholder Services Plan (the "Plan"), when effective in accordance with its terms, is a written plan contemplated by Rule 12b-l under the Investment Company Act of 1940 (the Act) of the series of Neuberger Berman Advisers Management Trust ("Trust") listed in Schedule A hereto (each, a "Portfolio").

        2. It is understood that shares of beneficial interest ("Shares") of each Portfolio may be offered to life insurance companies for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and/or variable life insurance policies ("Variable Contracts") and may also be offered to certain other persons including qualified pension and retirement plans ("Qualified Plans").

        3. The Trust has entered into a Distribution and Services Agreement with respect to each Portfolio with Neuberger Berman Management Inc. ("NB Management"), under which NB Management furnishes certain distribution, shareholder and administrative services with respect to Class S of each Portfolio.

        4.      a.      Class S of each Portfolio shall pay to NBMI, as
compensation for providing distribution, shareholder and administrative services, a fee at the rate specified for that Portfolio on Schedule B, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                b. The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, PROVIDED THAT, so long as the limitations set forth in Rule 2830 of the Conduct Rules ("Rule 2830") of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

        5.      a.      As principal underwriter of the Trust's shares, NB
Management may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class S Shares of the Portfolios, including, but not limited to, compensation to employees of NB Management; compensation to NB Management and other broker-dealers that engage in or support the distribution of shares; expenses of NB Management and such other broker-dealers and entities, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation and distribution of sales literature and advertising materials.

                b. NB Management may spend such amounts as it deems appropriate on the administration and servicing of Class S shareholder accounts. Such expenditures may be for providing or obtaining services including, but not limited to, the following: administering periodic investment and periodic withdrawal programs; researching and providing historical account activity information for shareholders requesting it; preparing and mailing account and

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confirmation statements to account holders; preparing and mailing tax forms to account holders; serving as custodian to retirement plans investing in Shares; dealing appropriately with abandoned accounts; collating and reporting the number of Shares attributable to each state for blue sky registration and reporting purposes; identifying and reporting transactions exempt from blue sky registration requirements; and providing and maintaining ongoing shareholder services for the duration of the shareholders' investment in Shares of each Portfolio, which may include updates on performance, total return, other related statistical information, and a continual analysis of the suitability of the investment in Shares of each Portfolio. Expenditures by NB Management may also be for providing services to life insurance companies that issue the Variable Contracts, their affiliates, or current and prospective owners of Variable Contracts including, but not limited to, the following: teleservicing support in connection with the Portfolios; delivery and responding to inquires respecting Portfolio Prospectuses and/or Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust such as printing and mailing); facilitation of the tabulation of Variable Contract owners' votes in the event of a meeting of Trust shareholders; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust, or its transfer agent as may be reasonably requested; provision of support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Trust including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services deemed appropriate by NB Management from time to time.

        6. This plan shall take effect with respect to a Portfolio on the date indicated in Schedule A and, unless sooner terminated as herein provided, this plan shall remain in effect with respect to each Portfolio until May 1, 2003, and year to year thereafter, provided, however, that such continuance is specifically approved with respect to such Portfolio at least annually together with any related agreements, by votes of a majority of both (i) the board of Trustees of the Trust and (ii) those Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this plan or any agreements related to it (the "Independent Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan.

        7. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount spent by a Portfolio for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Class S Shares of that Portfolio, and (b) any material amendments of this Plan shall be effective only upon approval provided in paragraph 6 hereof for annual approval.

        8. This Plan may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Class S Shares of the Portfolio.

                                                                           - 2 -

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        9.      During the existence of this Plan, each Portfolio shall require
NB Management to provide the Trust, for review by the Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amount expended in connection with financing any activities primarily intended to result in the sale of Class S Shares of the Portfolio (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

        10. This Plan does not require NB Management to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class S Shares of any Portfolio.

        11. Consistent with the limitations of liability as set forth in the Trust's Trust Instrument, any obligations assumed by a Portfolio pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to that Portfolio and its assets, and shall not constitute obligations of any other series of shares of the Trust, of the shareholders, or of the Trustees.

        12. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the non-interested Trustees then in office.

        13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

                                                                           - 3 -
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                    DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
                  OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                                    (CLASS S)
                                   SCHEDULE A

PORTFOLIOS                                       DATE MADE A PARTY TO THE PLAN
----------                                       -----------------------------

International Portfolio                                   May 1, 2002
Guardian Portfolio                                        May 1, 2002
Fasciano Portfolio                                        May 1, 2002
Real Estate Portfolio                                  November 1, 2002
Mid-Cap Growth Portfolio                                January 1, 2003
Lehman Brothers High Income Bond Portfolio               June 10, 2004
Regency Portfolio                                      December 15, 2004
Socially Responsive Portfolio                           April 28, 2006
International Large Cap Portfolio                       August 15, 2006

DATED: May 1, 2007

                             PLAN PURSUANT TO 12B-1
                  OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                                   SCHEDULE B

                                                 Fee (as a Percentage of Average
PORTFOLIOS                                         DAILY NET ASSETS OF CLASS)
----------                                         --------------------------

International Portfolio                                       0.25%
Guardian Portfolio                                            0.25%
Fasciano Portfolio                                            0.25%
Real Estate Portfolio                                         0.25%
Mid-Cap Growth Portfolio                                      0.25%
Lehman Brothers High Income Bond Portfolio                    0.25%
Regency Portfolio                                             0.25%
Socially Responsive Portfolio                                 0.25%
International Large Cap Portfolio                             0.25%

DATED: May 1, 2007